EXHIBIT 99.3
H3C Summary Financial Information Provided to Bank Lenders
H3C Holdings Limited
For the Fiscal Q1-2008 Ended March 31, 2008
(Unaudited; amounts in thousands except percentages)

Items
Sales	$187,101
Gross Profit	$108,658
Gross profit as a percent of sales	58.1%
Consolidated Adjusted EBITDA	$60,209
Consolidated Adjusted EBITDA as a percent of sales	32.2%
Taxes	$(4,398)
Deferred income tax	$(6,416)
Consolidated Net Income	$30,444
Net Income based on GAAP	$30,444
Cash, Cash Equivalents and short term investments	$404,049
Net property plant and equipment	$20,761
Consolidated Working Capital	$(50,136)
Capital expenditure	$1,843
Capital Expenditure as a percent of sales	1.0%
Increase in Consolidated Working Capital	$(44,981)
The result of Consolidated Adjusted EBITDA less Consolidated Working Capital	$110,345
Remarks:
Defined terms have the definitions ascribed to such terms in the Company’s senior secured credit agreement.
The H3C financial information contained in this document is derived from its consolidated H3C entity financials prepared under US Generally Accepted Accounting Principles and differs from the H3C segment financial information reported by 3Com Corporation in its public filings prepared under US Generally Accepted Accounting Principles in that the externally reported segment information includes adjustments for consolidation of the H3C entity and the parent entities and adjustments for any products still in 3Com inventory.